EXHIBIT 99.2

PENTAIR, INC. NEWS RELEASE

June 30, 1995


PENTAIR COMPLETES SALE OF NIAGARA PAPER
AND ITS SHARE OF LAKE SUPERIOR PAPER
INDUSTRIES


ST. PAUL, MINNESOTA - - June 30, 1995 - - Pentair, Inc.
(NASDAQ/NMS:PNTA) today announced it has completed the sale of its remaining paper assets to Consolidated Papers, Inc. (CPI) of Wisconsin Rapids, Wisconsin, for approximately $109 million, plus assumed debt and subject to certain lease obligations.
The purchase price increased approximately $6 million since the definitive agreement was signed May 8 due to changes in book value of the paper businesses. These businesses include
Niagara of
Wisconsin Paper Corporation, Pentair's 50% share of
Lake Superior Paper Industries (LSPI) joint venture and its
12% share of
Superior Recycled Fiber Industries (SRFI).

Niagara of Wisconsin is a leading manufacturer of coated groundwood publication papers, including recycled-fiber and chlorine-free papers. The company employs about
600 people at the Niagara, Wisconsin, mill and at sales offices in Illinois and
Connecticut.

The LSPI joint venture manufacturers supercalendered paper and employs about 330 people at the Duluth, Minnesota, mill site and at sales offices in Illinois. The company was launched as a greenfield project in 1985 by Pentair and Minnesota Power. LSPI also operates SRFI, which started up in 1993, and recycles pulp from post-consumer wastepaper at a site adjacent to LSPI.

Pentair's eight industrial businesses employ approximately
8,700 people in 27 locations around the world. Products manufactured by Pentair businesses include electrical and electronics enclosures; woodworking equipment; power tools; pumps;
sporting
ammunition; automotive service equipment; industrial lubrication systems; and material dispensing equipment.